Exhibit 21.1

REITAR LOGTECH HOLDINGS LIMITED

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Reitar Capital Partners Limited	British Virgin Islands
Reitar Logtech Group Limited	Hong Kong
Reitar Cold Chain Limited	Hong Kong
Reitar Properties Leasing Limited	Hong Kong
Reithub Consulting Limited	Hong Kong
Reitar Asset Management Limited	Hong Kong
Reitar Logtech Engineering Limited	British Virgin Islands
Kamui Development Group Limited	Hong Kong
Kamui Logistics Automation System Limited	Hong Kong
Kamui Cold Chain Engineering & Service Limited	Hong Kong
Kamui Construction & Engineering Group Limited	Hong Kong